Anniston Capital, Inc.
PRIVATE MERCHANT BANKING
445 Park Avenue
New York  New York  10022
Telephone (212) 750-7755
Facsimile (212) 750-2548

August 1, 2007

Mr. Gerard Jacobs
Chairman and Chief Executive Officer
Acquired Sales Corp.
1029 East 380 North Circle
American Fork, UT  84003

Dear Mr. Jacobs:

This letter (the “Agreement”) will confirm the agreement between Acquired Sales Corp. (“AQSP”) and Anniston Capital, Inc. (“Anniston”) with respect to the services Anniston will be performing for AQSP in connection with strategic advice, one or more Transactions or Capital Introductions (as such terms are hereinafter defined) and the compensation to be paid to Anniston for such services.

1.           Services of Anniston.  During the Term (as hereinafter defined), Anniston will be, on an exclusive basis, (i) a strategic advisor to AQSP in its evaluation of operating alternatives, capital requirements, corporate structures, public relations strategies, investor relations strategies, choices of and access to trading exchanges, introductions to market-makers, and similar matters, (ii) a financial advisor to AQSP in evaluating and completing one or more Transactions and (iii) a “finder” for AQSP in connection with one or more introductions to investors (collectively, the “Capital Introductions”) for the purpose of completing one or more sales of equity and/or debt securities of AQSP to one or more third parties (an “Equity Investment” or a “Debt Investment,” respectively, and collectively, an “Investment”).  Anniston will, except as specifically provided for herein, assist AQSP, its attorneys, accountants and other advisors, in preparing for and negotiating one or more Transactions with any counterparties to a Transaction and their representatives.

2.           Compensation of Anniston.  In connection with Anniston’s services, AQSP will deliver to Anniston or its designees, upon the execution of this Agreement, (i) a warrant to acquire 175,000 shares of the common stock of AQSP at an exercise price of $0.10 per share (the “Retainer Warrants,” which will be in substantially the form of Exhibit A hereto) and (ii) a cash fee of $20,000 (the “Retainer Fee”).

        In addition, in the event of one or more completed Transactions or Investments during the Term, Anniston will be entitled to (i) an amount payable in cash equal to six percent (6%) of the gross proceeds to AQSP of an Equity Investment (the “Equity Investment Amount”) and three percent (3%) of a Debt Investment (the “Debt Investment Amount” and, collectively with the Equity Investment Amount, the “Investment Amount”) (the “Success Fee”), (ii) a warrant to acquire a number of shares of common stock of AQSP equal to three percent (3%) of the Investment Amount divided by the price per share of the Equity Investment, at an exercise price per share equal to the price per share of the Equity Investment (the “Success Warrant,” which will be in substantially the form of Exhibit A hereto), (iii) an amount payable in cash equal to two percent (2%) of the Consideration in a Transaction (the “M&A Fee”), which shall not be payable with respect to the proposed acquisition of Findology Interactive Media, Inc. (“Findology”).  In the event there are ongoing negotiations at the end of the Term, Anniston’s entitlement to the Success Fee, Success Warrant and M&A Fee will continue with respect to Transactions or Investments completed with counterparties to such negotiations. Notwithstanding any termination of this Agreement, Anniston will be entitled to the Success Fee, Success Warrant and M&A Fee in the event that, at any time within two years after the date of such termination, AQSP enters into an agreement that results in the consummation of a Transaction or Investment or consummates a Transaction or Investment with any counterparty (i) introduced to AQSP by Anniston or (ii) which AQSP had requested Anniston to contact.  In order to determine the counterparties to which the foregoing applies, (x) Anniston will, on a weekly basis, notify AQSP in writing of the name and contact information for each counterparty Anniston has contacted and (y) AQSP will make all requests for Anniston to contact a counterparty in writing, transmitted by email or facsimile.  The total list of counterparties identified under (x) and (y) in the preceding sentence shall be updated weekly and constitute the counterparties for which Anniston will be due the Success Fee, Success Warrant and M&A Fee in the event of one or more completed Transactions or Investments.

The Success Fee and M&A Fee will be payable via cashier’s check or wire transfer and will be payable by AQSP to Anniston or its designee(s) upon the closing of each Transaction or Investment (except as set forth in the following sentence). If the Consideration or Investment Amount is subject to increase by contingent payments related to future events or by the exercise of options, the portion of the Success Fee relating thereto shall be calculated and paid to Anniston or its designee(s) when, as and if such payments are made. The Success Warrant will be delivered by AQSP to Anniston or its designee(s) upon the first closing of any Transaction or Investment.

The Fees do not include out-of-pocket expenses advanced on behalf of AQSP by Anniston, such as travel, courier services, printing, etc. Upon the execution of this Agreement, AQSP shall advance to Anniston $10,000 to be applied against expenses, which will be accounted for on a weekly basis by Anniston to AQSP in writing. Amounts in excess of the advance will be billed separately as incurred, with payment by AQSP due upon receipt.

3.           Term and Breach Provisions.  This Agreement and the exclusivity provisions herein shall have a term beginning on the date this letter is executed by you and ending on December 31, 2007 (the “Term”), provided that, in the event the acquisition of Findology is completed by AQSP, the Term shall extend to August 1, 2008. In the event of (i) any breach of Anniston’s rights of exclusivity hereunder and (ii) the completion of a Transaction or Investment resulting from such breach, with a closing before or after the end of the Term, AQSP shall pay to Anniston a “Breach Fee” consisting of (i) the Success Fee which would have been payable on such Investment, (ii) the Success Warrant which would have been payable on such Investment and (iii) the M&A Fee which would have been payable on such Transaction.

4.           Certain Definitions.

a.           AQSP.  The term “AQSP” as used in this Agreement will include AQSP and all businesses, partnerships, firms, corporations, or business entities controlled by AQSP.

b.           Consideration.  In the event of a Transaction, the term “Consideration” as used in this Agreement means the cash consideration paid to a counterparty or its shareholders, plus the face amount of indebtedness for borrowed money of a counterparty assumed by AQSP, plus any new indebtedness issued to a counterparty or its shareholders, plus the fair market value (upon the closing of the Transaction) of the equity securities of AQSP issued to such counterparty or its shareholders.

c.           Equity Investment.  An Equity Investment shall include funds used to purchase (i) common stock of AQSP, (ii) preferred stock of AQSP, (iii) debt instruments that are convertible into equity securities of AQSP, and (iv)any other AQSP obligations in which the holder has rights to acquire AQSP equity of any kind, even if in addition to a right of repayment of debt.

d.           Fee.  The term “Fee” as used in this Agreement will mean (i) the Retainer Warrant, (ii) the Retainer Fee, (iii) the Success Fee, (iv) the Success Warrant, (v) the M&A Fee, and (vi) the Breach Fee. No Fee payable to any other person, by AQSP or any other entity, in connection with any Transaction, Investment, or breach hereunder, shall reduce or otherwise affect any Fee payable hereunder. Once earned, all Fees shall not be refundable or subject to reduction. If requested by Anniston, AQSP shall provide to Anniston a bound copy of the closing documents for each Transaction or Investment at AQSP’s expense. AQSP shall consent to Anniston’s public announcement and/or advertisement of its role as strategic advisor to AQSP, financial advisor to AQSP with respect to any completed Transaction or “finder” for AQSP with respect to any Investment.

e.           Transaction.  The term “Transaction” as used in this Agreement will mean any method by which AQSP acquires, in one transaction or a series of transactions, an interest in the stock, assets or other equity or debt securities of a counterparty, including without limitation, merger, purchase of substantially all of the assets, recapitalization, the formation of a partnership, joint venture or other technique or device employed to accomplish a change in the capital structure, ownership, management or control of a counterparty or all or any material portion of its assets for the benefit of AQSP.

5.           Other matters.

a.           Indemnification.  AQSP will indemnify and hold Anniston, its officers, directors, employees and affiliates, including BAJA Advisors, LLC (each an “Indemnified Party”), harmless with respect to any liability, claim, damage and expense (including reasonable attorneys’ fees) related to any claims arising from any information furnished to Anniston by AQSP, or arising from any representation, warranty or covenant made in a definitive agreement to consummate the Transaction by AQSP to a counterparty provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise out of or are based upon any action or failure to act by any Indemnified Party, other than an action or failure to act undertaken at the request or with the consent of AQSP, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Indemnified Party.

In case any proceeding shall be instituted in respect of which an Indemnified Party may seek indemnification, such Indemnified Party shall promptly notify AQSP, but the failure to so notify AQSP will not relieve it from any liability that it may have hereunder or otherwise, except to the extent such failure materially prejudices the rights of AQSP with respect to such proceeding. AQSP, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others AQSP may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense, except that AQSP shall pay as they are incurred the fees and expenses of one counsel retained by all of the Indemnified Parties in the event that (i) AQSP and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both AQSP and the Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

Each Indemnified Party also agrees, so long as AQSP has complied in full with its obligations under this Agreement, not to settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of AQSP (which consent shall not be unreasonably withheld).

b.           Confidentiality.

           (i)            Any financial advice, written or oral, rendered by Anniston pursuant to this Agreement is intended solely for the benefit and use of AQSP in considering the matters to which this agreement relates, and AQSP agrees that such advice may not be disclosed publicly or made available to third parties except, (i) with the prior written consent of Anniston, which consent shall not be unreasonably withheld, (ii) such advice may be disclosed to the extent compelled by law, rule or regulation or judicial or administrative process or proceeding, or (iii) to the extent such advice is already publicly available other than in violation of this Agreement.

(ii)           This Agreement, the identity of any counterparty, the possibility of a Transaction or Investment, the fact that discussions or negotiations have taken or may take place, or any other facts with respect to a Transaction or Investment, including the status thereof will be kept confidential and shall not, without AQSP’s prior consent, be disclosed by Anniston to any third party and shall not be used by Anniston other than in connection with the possible Transaction or Investment, except (i) Anniston may disclose the information to its affiliates and each of their employees, shareholders, partners, members, affiliates, agents, representatives, accountants and attorneys on a need to know basis provided such other persons are informed by Anniston of the confidential nature of this Agreement, identity of any counterparty and a possible Transaction or Investment and agree in writing with Anniston not to disclose this Agreement, identity of any counterparty and a possible Transaction or Investment without AQSP’s prior written consent, or (ii) this Agreement, identity of any counterparty and a possible Transaction or Investment may be disclosed to the extent compelled by law, rule or regulation or judicial or administrative process or proceeding.

c.           Independent Contractor.  Anniston has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Anniston and AQSP.

d.           Representation.  Anniston hereby represents that it will be acting solely in the capacity of strategic advisor to AQSP, financial advisor for mergers and acquisitions and as a “finder” with respect to Capital Introductions, and will not sell or offer to sell any securities of AQSP. Anniston hereby agrees that its activities will be limited to those consistent with its role as a strategic advisor, financial advisor for mergers and acquisitions and as a “finder” with respect to Capital Introductions, and will not include any actions which would be considered by the NASD, SEC or any recognized securities exchange to be brokerage activities which would require its registration as a broker/dealer.

e.           Governing Law.  This Agreement and any claim related directly or indirectly to this Agreement (including any claim concerning advice provided pursuant to this agreement) shall be governed and construed in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof).

f.           Jurisdiction.  No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, and each of the parties hereby submits to the jurisdiction of such courts. Each of Anniston and AQSP hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of Anniston and AQSP waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Anniston pursuant to, or the performance by Anniston of the services contemplated by this agreement.

g.           Authority.  The execution of this letter agreement will constitute a representation by AQSP that the execution and delivery of this letter agreement and the performance by AQSP of its obligations hereunder have been duly authorized.

h.           No Definitive Agreement.  AQSP shall have the right to reject or accept any possible Transaction, Investment or proposal for any reason whatsoever, at any time, in its sole discretion, and to terminate negotiations with any counterparty concerning a possible Transaction or Investment at any time for any reason whatsoever.

i.           Entire Agreement; Amendment.  This Agreement constitutes the full, complete and final expression of the parties’ understanding with respect to the subject matter hereof and can only be amended by a writing signed by the parties hereto.

If this Agreement correctly sets forth our agreement on the matters covered herein, please so indicate by signing and returning the enclosed copy of this letter, and upon such execution this Agreement will constitute a legally binding agreement between us, enforceable in accordance with its terms.

Very truly yours,

Anniston Capital, Inc.

By:     /s/ Michael A. Asch
Michael A. Asch
President

Accepted and agreed to
On August 1, 2007

Acquired Sales Corp.

By:           /s/ Gerard M. Jacobs
Its:           CEO